SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2005

THE SPORTSMAN’S GUIDE, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-15767	41-1293081

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

411 Farwell Avenue, South St. Paul, Minnesota		55075

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (651) 451-3030

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

     In May 2005, the staff of the Division of Corporation Finance of the Securities and Exchange Commission, in connection with its review of The Sportsman’s Guide, Inc. (the “Company”) 2004 Annual Report on Form 10-K, issued a comment letter stating it believed the Company’s existing revenue recognition policy relating to the Buyer’s Club membership fees was inconsistent with Staff Accounting Bulletin (SAB) 104.

     After discussions with the Commission, the Company’s management made a determination, in consultation with the Company’s independent registered public accounting firm, Grant Thornton LLP, that the Company would change its accounting for Buyer’s Club membership fees. As a result, the Company’s management and the Audit Committee of the Board of Directors concluded on June 22, 2005 that certain of the Company’s previously issued consolidated financial statements would be restated. As a result of the restatement, the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and the consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 should no longer be relied upon. The Company will restate its consolidated financial statements and amend related disclosures for all periods presented in the Company’s Form 10-K for the fiscal year ended December 31, 2004 and its Form 10-Q for the quarter ended March 31, 2005. Amendments to these reports reflecting the restatement are being filed with the Securities and Exchange Commission concurrently with this Current Report on Form 8-K.

     Historically, the Company’s Buyer’s Club membership fees were deferred and recognized in income as the individual member placed orders and earned discounts during the membership period. At the time merchandise ordered by a club member was shipped, a portion of the club fee in an amount equal to the discount earned by the member on the specific shipment was recognized in income. Any remaining deferred or unearned membership fees were recognized in income after the expiration of the membership period.

     The Company has changed its accounting for Buyer’s Club membership fees by applying a SFAS No. 48 based accounting model as described in Question 1 of SAB Topic 13A4. Under this policy, membership fees, net of estimated refunds for club membership cancellations, are deferred and recognized in income on a straight-line basis over the remaining membership term. Estimated refunds are recorded as a liability and reduced when refunds are given or upon membership expiration. This change in the Company’s revenue recognition policy relating to the Buyer’s Club membership fees, when compared to the Company’s previous policy, will tend to delay the recognition of fee income especially in the fourth quarter with the first three quarters of the next fiscal year benefiting from the change.

     The restatement adjustments will increase net earnings for the quarter ended March 31, 2005 by $161,000, or $0.02 per diluted share. The restatement adjustments will also increase net earnings by approximately $2,000 and $35,000 for the years ended December 31, 2004 and 2003, respectively, with no impact on diluted earnings per share in either period, and will decrease net earnings by approximately $198,000, or $0.03 per diluted share, for the year ended December 31, 2002.

     On a quarterly basis, the restatement adjustments will increase net earnings by approximately $141,000, or $0.01 per diluted share, $443,000, or $0.06 per diluted share, and $308,000, or $0.04 per diluted share, and will decrease net earnings by approximately $890,000, or $0.11 per diluted share, for the first, second, third and fourth quarters of 2004, respectively, and will increase net earnings by approximately $88,000, or $0.02 per diluted share, $408,000, or $0.05 per diluted share, and $319,000, or $0.04 per diluted share, and will decrease net earnings by approximately $780,000, or $0.09 per diluted share, for the first, second, third and fourth quarters of 2003, respectively.

     In connection with the Company’s restatement, management has concluded that the Company has a material weakness in its internal control over financial reporting with respect to the appropriate interpretation of accounting principles. This material weakness has resulted in a restatement of the Company’s previously issued financial statements described above to reflect an application of accounting guidance related to the Company’s Buyer’s Club membership fees consistent with SAB 104.

     The Company has incorporated in its accounting policy for the Buyer’s Club membership fees the guidance of a SFAS No. 48 based accounting model as described in Question 1 of SAB Topic 13A4. To address the material weakness in the Company’s internal control over financial reporting identified above, the Company will continue to monitor changes and developments in the accounting literature relating to revenue recognition to ensure compliance with applicable accounting standards.

Item 7.01. Regulation FD Disclosure

     On June 24, 2005, the Company issued a press release announcing that the Company would change its accounting for Buyer’s Club membership fees and restate certain of its previously issued consolidated financial statements. A copy of the press release is furnished as Exhibit 99.1 to the report.

Item 9.01. Financial Statements and Exhibits

     (c)  Exhibits.

     99.1 Press Release dated June 24, 2005 of The Sportsman’s Guide, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SPORTSMAN’S GUIDE, INC.
Date: June 24, 2005	By:	/s/ CHARLES B. LINGEN
		Name:	Charles B. Lingen
		Title:	Executive Vice President of Finance and Administration and Chief Financial Officer

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